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                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            HONEYWELL TECHNOLOGY INC.

            Honeywell Technology Inc., a Delaware corporation originally incorporated on May 2, 1990 under the name "Metif Technology Inc." and whose name was changed to "Honeywell Technology Inc." by amendment to the Corporation's Certificate of Incorporation on May 4, 1990 add whose name is hereby changed to be "Alliant Techsystem Inc." (the "Corporation"), does hereby certify, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, that the Corporation's Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

            FIRST: The name of the Corporation is "Alliant Techsystems Inc.".

            SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

            THIRD: The purpose of the Corporation is to engage in, any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

            FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-five million (25,000,000), of which five million (5,000,000) shares of the par value of $1.00 each is to be Preferred Stock and twenty million (20,000,000) shares of the par value of $.01 each is to be Common Stock. Each share of Common Stock shall be entitled to one vote per share at annual and special meetings of stockholders.

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            The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, to increase or decrease the number of shares of Preferred Stock designated for any class or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shell be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices (ii) entitled to receive dividends (which may be cumulative or non-cumulative and may be payable in cash, stock or other property) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or
(iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or any other series of the same or any other class or classes of stock, or indebtedness or other property, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

            FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of such number of directors as is determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors; provided, however, that in no event shall the number of directors be less than three. A directors shall hold office until the next annual meeting following the election of the director and


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until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. One-third of the total number of directors at the time of any regular or special meeting of the Board of Directors shall constitute a quorum for the transaction of business.

            Whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto.

            SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            (1) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws.

            (2) Election of directors need not be by written ballot unless the By-Laws so provide.

            (3) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers


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and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

            SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws.

            EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

            NINTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, this provision shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.


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            Any contract, transaction or act of the Corporation or of the directors or of any committee which shall be ratified by a majority of a quorum of the stockholders having voting powers at any annual meeting, or at any special meeting called for such purpose, shall, so far as permitted by law and by this Certificate of Incorporation, be as valid and as binding as though ratified by every stockholder of the Corporation.

            TENTH: The vote of stockholders and the approval of the Board of Directors required for any Business Combination (as hereinafter defined) shall be as set forth in this Article TENTH.

            A. In addition to any affirmative vote required by law or this Certificate of Incorporation or the By-Laws of the Corporation, and except as otherwise expressly provided in, Section B of this Article TENTH, a Business Combination shall require the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, excluding Voting Stock beneficially owned by any Interested Stockholder (as hereinafter defined). Such affirmative vote shall he required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

            B. The provisions of Section A of this Article TENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation or the By-Laws of the Corporation, or any agreement with any national securities exchange, if all of the conditions specified in either of the


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      following Paragraphs 1 or 2 are met or, in the case of a Business
      Combination not involving the payment of consideration to the holders of the Corporation's outstanding Capital Stock (as hereinafter defined), if the condition specified in the following Paragraph I is met:

            1. The Business Combination shall have been approved by a majority (whether such approval is made prior to or subsequent to the acquisition of beneficial ownership of the Voting Stock that caused the Interested Stockholder to become an Interested Stockholder) of the Continuing Directors (as hereinafter defined).

            2.    All of the following conditions shall have been met:

                  (a) The aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under clauses (i) and (ii) below:

                        (i) (if applicable) the highest per share price
            (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted


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            for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock; and

                        (ii) the Fair Market Value per share of Common Stock on
            the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock.

                  (b) The aggregate amount of cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock, other than Common Stock, shall be at least equal to the highest amount determined under clauses (i), (ii) and (ill) below:

                        (i) (if applicable) the highest per share price
            (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted lot any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

                        (ii) the Fair Market Value per share of such class or
            series of Capital Stock on the Announcement Date or on the Determination Date, which


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            ever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock and

                        (iii) (if applicable) the highest preferential amount
            per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.

                        The provisions of this Paragraph 2(b) shall be required
            to be met with respect to every class or series of outstanding Capital Stock, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

                  (c) The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital stock previously acquired by the Interested Stockholder.

                  (d) After the Determination Date and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Continuing


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      Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (ii) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock), except as approved by a majority of the Continuing Directors; (iii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iv) such Interested Stockholder shall not have become the beneficial owner of any additional shares of capital Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested stockholder's percentage beneficial ownership of any class or series of Capital Stock.

                  (e) After the Determination Date, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.


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                  (f) A proxy or information statement describing the proposed
      Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Act") (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Stockholder and its Affiliates or Associates (as hereinafter defined), such investment firm to be paid a reasonable fee for its services by the Corporation.

                  (g) Such Interested Stockholder shall not have made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

            C. The following definitions shall apply with respect to this Article TENTH:

            1.    The term "Business Combination" shall mean:

                  (a) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or
      (ii) any other company


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      (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

                  (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement , investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, securities or commitments of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder having an aggregate Fair Market Value and/or involving aggregate commitments of $10,000,000 or more; or

                  (c) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation which is voted for or consented to by any Interested Stockholders, or

                  (d) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or


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                  (e) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to
      (d).

            2. The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article FOURTH of this Certificate of Incorporation, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

            3. The term "Person" shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

            4. The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes' entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.


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            5. A person, shall be a "beneficial owner" of any Capital Stock (a)
      which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an interested Stockholder pursuant to Paragraph 4 of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph 5 of Section C, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

            6. The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act as in effect on June 18, 1985 (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation).

            7. The term "Subsidiary" means any company of which a majority of any class of equity security is beneficially owned by the Corporation provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 4 of this


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      Section C, the term "Subsidiary" shall mean only a company of which a majority of each class of equity security is beneficially owned by the Corporation.

            8. The term "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board of Directors"), while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

            9. The term "Fair Market Value" means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act On which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of


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      property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

            10. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraph 2(a) and 2(b) of Section B of this Article TENTH shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

            D. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article TENTH on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (e) whether a person is an Affiliate or Associate of another, and (d) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more. Any such determination made in good faith shall be binding and conclusive on all parties.

            E. Nothing contained in this Article TENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

            F. The fact that any Business Combination complies with the provisions of Section B of this Article TENTH shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any


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      manner the Board of Directors, or any member thereof, with respect to evaluation of or actions end responses taken with respect to such Business Combination.

            G. Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of not less than a majority of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owner by any Interested Stockholder, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article TENTH; provided, however, that this Section G shall not apply to, and such majority vote shall not be required for, any amendment, repeal or adoption unanimously recommended by the Board of Directors if all of such directors are persons who would be eligible to serve as Continuing Directors within the meaning of Section C, Paragraph 8 of this Article TENTH.



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            IN WITNESS WHEREOF, this Restated Certificate of Incorporation having been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the Corporation has caused this Restated Certificate of Incorporation to be executed in its corporate name this 20th day of July, 1990.

                                   HONEYWELL TECHNOLOGY INC.

                                   By:   /s/ Toby G. Warson
                                       ---------------------------------------
                                        Toby G. Warson
                                        President

Attest:



  /s/ Charles H. Gauck
----------------------------
Charles H. Gauck
Secretary



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                            CERTIFICATE OF CORRECTION

                                       OF

                            ALLIANT TECHSYSTEMS INC.

                   ------------------------------------------
                    PURSUANT TO SECTION 103(f) OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE
                   ------------------------------------------


            Alliant Techsystems Inc., a Delaware corporation (the
"Corporation"), does hereby certify as follows:

            FIRST: On July 20, 1990, the Corporation filed a Restated Certificate of Incorporation, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "GCL") under its former name Honeywell Technology Inc.

            SECOND: The Restated Certificate of Incorporation inaccurately referenced the filing date of one of the Corporation's Certificates of Amendment. The error appears on line 5 of the introductory paragraph of the Restated Certificate of Incorporation and refers to a May 4, 1990 filing date. That date should read May 3, 1990.

            THIRD: The introductory paragraph of the Restated Certificate of Incorporation is hereby corrected to read in its entirety as set forth below:

                  Honeywell Technology Inc., a Delaware corporation originally incorporated on May 2, 1990 under the name "Motif Technology Inc." and whose name was changed to "Honeywell Technology Inc." by amendment to the Corporation's Certificate of Incorporation on May 3, 1990 and whose name is hereby changed to be "Alliant Techsystems Inc." (the "Corporation"), does hereby certify, pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, that the Corporation's Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

            FOURTH: This Certificate of Correction has been prepared in accordance with the provisions of Section 103(f) of the GCL.



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            IN WITNESS WHEREOF, Alliant Techsystems, Inc. has caused this
Certificate of Correction to be executed in its corporate name this 19th day of September, 1990.

                                   ALLIANT TECHSYSTEMS INC.

                                   By:   /s/ Toby G. Warson
                                       ---------------------------------------
                                        Toby G. Warson
                                        President

ATTEST:

By:   /s/ Charles H. Gauck
     -------------------------
      Charles H. Gauck
      Secretary


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